                              10435 Downsville Pike
                              Hagerstown, MD 21740-1766

ALAN J. NOIA
 Chairman, President, and Chief Executive Officer

                              February 20, 2003

Dear Allegheny Energy Stockholder:

        By now, you should have received a packet of materials outlining a proposal to amend the Company's charter to remove a provision known as "preemptive rights."

        In my January 31, 2003, letter to you, I explained that your Board of Directors unanimously recommends a vote FOR removing the preemptive rights provision. The proxy materials that you should have recently received more fully explain the reasons why your Board of Directors believes that this charter amendment is in the best interests of the Company and our stockholders.

        Now, I am pleased to report that Institutional Shareholder Services (ISS), which is widely recognized as the leading independent proxy advisory firm in the nation, has recommended that Allegheny Energy stockholders vote FOR the proposal to remove preemptive rights. ISS's recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

        In reaching its decision to recommend that Allegheny Energy stockholders vote FOR the elimination of preemptive rights, ISS noted in its February 13, 2003, report that: "Preemptive rights allow shareholders to purchase shares of new issues in order to maintain their relative equity interest in a company. The absence of these rights could cause shareholders' equity interest to be diluted by the sale of new shares, while such sale could have terms that are unfavorable to shareholders' best interests.

        "Given the current situation of difficult capital markets for public offerings and the recent credit crunch in the energy sector, the most likely alternative for Allegheny is to raise capital in the private equity markets. Therefore, it is important for Allegheny to have the ability to sell equity privately. Preemptive rights place Allegheny at a disadvantage when competing for financing in the private equity markets. The company has been approached by potential investors interested in making equity investments, but given the existence of the preemptive rights, it will be difficult to negotiate and close a transaction.

        "ISS recognizes shareholders' concerns regarding dilution, but the company ... needs the ability to raise financing in the private markets. Preemptive rights are a significant impediment in raising private equity financing."

        At this time, negotiations are continuing with the Company's bank lenders and other creditors about a new secured financing facility. We expect that any agreement will require that the Company begin to reduce its level of indebtedness by December 2003. This will be accomplished through the application of cash flow or from the proceeds of asset sales or equity sales.

        While efforts to sell selected assets are under way, we believe it is important to have the ability to sell equity privately. With your vote FOR removing preemptive rights from the charter, we will enjoy more capital-raising alternatives as we work to restore the Company's financial health.

        I can assure you that, in deciding to sell equity in any form, we will carefully consider the effects on our current stockholders and will seek to adopt an approach that protects the value of your existing investment in the Company.

        If you have not already done so, we encourage you to review the proxy materials carefully and vote your shares in time for the special meeting, which will be held on March 7, 2003, at 9:30 a.m. (Eastern Time) in the Mercury Ballroom on the third floor of the New York Hilton, 1335 6th Avenue, New York, NY. The sole purpose of the meeting will be to approve the proposal to amend Allegheny Energy's charter. No other business will be permitted to take place at the special meeting.

        For stockholders planning to attend the meeting, registration will begin at 8:00 a.m., and admission and seating are on a first-come, first-served basis. A valid photo identification such as a driver's license and your admission ticket or a recent statement from your broker evidencing your stock ownership as of the close of business on January 27, 2003, are required for admission to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. If you plan to attend the meeting, please check the appropriate box on the enclosed proxy card.

        Your vote is important.    If you have not already done so, you are urged to complete, sign, date, and promptly return the accompanying proxy card in the enclosed envelope, whether or not you plan to attend the meeting. You can also authorize your proxy using the telephone or the internet by following the instructions provided on your proxy card. If you authorize your proxy using the internet or by telephone, you do not need to mail back your proxy card.

        If you have questions regarding why removing the preemptive rights provision is the right choice for Allegheny Energy, please contact our proxy agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or (212) 929-5500 (call collect) or via e-mail at proxy@mackenziepartners.com for additional information.

        On behalf of the Allegheny Energy management team and your Board of Directors, we thank you for your support on this very important issue.

                              Sincerely,

                              ALAN J. NOIA,
                              Chairman, President, and
                              Chief Executive Officer